Exhibit 99.1

CERTIFICATE OF DESIGNATION (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.                 Name of corporation:

ONCOLOGIX TECH, INC.

2.                 By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class of series of stock:

A.       Designation and Number.

One Hundred Thousand (100,000) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series C Preferred Stock (the “Series C Preferred Stock”) and shall possess the rights and privileges set forth below.

B.       Par Value Stated Value, Purpose of Issuance and Certificates.

Each share of Series C Preferred Stock shall have a par value of $.001, Certificates representing the shares of Series C Preferred Stock purchased shall be issued by the Corporation in accordance with the actions of the Board of Directors.

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C.       No Dividends.

The shares of Series C Preferred Stock shall not be entitled to receive any dividends.

D.       Liquidation Preference.

The holders of the Series C Preferred Stock shall not be entitled to any liquidation preference.

E.       Voting

(a)       Voting Rights. The holders of the Series C Preferred Stock will have the voting rights as described in this Section E or as required by law. For so long as any shares of the Series C Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote, including any votes of the other outstanding Series of Preferred Stock. For example if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Series C Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting.

(b)       Amendments to Articles and Bylaws. So long as the Series C Preferred stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Series C Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series C Preferred Stock, or (ii) effect any reclassification of the Series C Preferred Stock.

(c)       Amendment of Rights of Series C Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Series C Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of the shares of the Series C Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations, that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series C Preferred Stock.

F.       Conversion Rights. The shares of the Series C Preferred Stock shall have no conversion rights.

G.       Redemption Rights. The shares of the Series C Preferred Stock shall have no redemption rights.

H.       Notices. Any notice required hereby to be given to the holders of the shares of the Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

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